UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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NATURE’S SUNSHINE PRODUCTS, INC.
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NATURE’S SUNSHINE PRODUCTS, INC.
2901 West Bluegrass Blvd., Suite 100
Lehi, UT 84043

March 27, 2020

Dear Fellow Shareholder:

I invite you to attend the 2020 Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at Nature’s Sunshine Products, Inc.’s principal executive offices, located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, on Wednesday, May 6, 2020, at 10:00 a.m., Mountain Daylight Time.

The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or by making the audio from the meeting available by telephone. Please monitor our annual meeting website at https://www.naturessunshine.com/us/ for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine Products, Inc.

Sincerely,

/s/ TERRENCE O. MOOREHEAD
Terrence O. Moorehead
President and Chief Executive Officer

NATURE’S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2020

To the Shareholders of Nature’s Sunshine Products, Inc.:

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”), of Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”), will be held at the Company’s principal executive offices located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, on Wednesday, May 6, 2020, at 10:00 a.m., Mountain Daylight Time, for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect eight directors to the Company's Board of Directors (the “Board” or the “Board of Directors”). The eight directors are: Robert B. Mercer, Terrence O. Moorehead, Richard D. Moss, Mary Beth Springer, Robert D. Straus, J. Christopher Teets, Jeffrey D. Watkins, and Lily Zou. All eight candidates are current Directors of the Company;

2. To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2020;

3. To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set the close of business on February 26, 2020, as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to receive notice of, attend and vote at the Annual Meeting and any adjournment or postponement thereof.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or by making the audio from the meeting available by telephone. Please monitor our annual meeting website at https://www.naturessunshine.com/us/ for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote your shares by visiting the website http://www.proxyvote.com. For detailed information regarding voting instructions, please refer to the Notice Regarding the Availability of Proxy Materials you received in the mail and the section of the accompanying proxy statement entitled “Questions and Answers about the 2020 Annual Meeting and this Proxy Statement”.

By Order of the Board of Directors
/s/ NATHAN G. BROWER
Lehi, Utah	Nathan G. Brower
March 27, 2020	Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2020

The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
https://www.naturessunshine.com/us/company/c1/proxy-materials

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Nature’s Sunshine Products, Inc., a Utah corporation, for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, May 6, 2020, and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m., Mountain Daylight Time, at the Company’s principal executive offices located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The proxy solicitation materials are being sent on or about March 27, 2020, to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, “Nature’s Sunshine,” the “Company,” “we,” “us” and “our” refer to Nature’s Sunshine Products, Inc.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to collectively as the “proxy materials”), and Annual Report for the year ended December 31, 2019 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following proposals, which are summarized in the preceding notice and described in more detail in this proxy statement:

•To elect the eight directors named in the accompanying proxy statement to the Company’s Board of Directors (the “Board”) (Proposal One);

•To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal Two);

•To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three); and

•To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

Our Board recommends that you vote your shares:

•FOR each of the eight director nominees to the Board (Proposal One);

•FOR the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal Two); and

•FOR the advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three).

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are currently located at 2901 West Bluegrass Blvd., Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is February 26, 2020 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 19,455,994 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices upon request.

How many votes do I have?

All shareholders of record as of the Record Date are entitled to one vote per share of Common Stock held on the Record Date for each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”), that must be followed for the record holder to vote your shares per your instructions.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. There were 19,455,994 shares of our Common Stock outstanding on the Record Date. Accordingly, shares representing 9,727,997 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name and do not respond to a request for voting instructions from the record holder of your shares (typically a bank or broker), the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of directors) and Proposal Three (advisory resolution regarding compensation of named executive officers) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each proposal?

With regards to Proposal One, directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee receives a plurality of votes in favor of election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the election of directors. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors.

Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstentions will have no effect on the outcome of Proposal Two. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

Proposal Three is only advisory and the outcome of the vote is not binding on the Company and the Board of Directors. The Company and the Board of Directors will consider the outcome of this vote when setting compensation for the named executive officers. Abstention and broker non-votes will have no effect on the outcome of Proposal Three.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you submit an executed proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you submit an executed voting instruction form, but do not specify in your voting instruction form how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement. If you are a beneficial owner of shares held in street name and you do not respond to a request for voting instructions, your bank or broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Two), but your bank or broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One and Three). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K following the Annual Meeting.

How and when may I submit a shareholder proposal for the Annual Meeting?

The deadline to submit a shareholder proposal for the 2020 Annual Meeting, which was set forth in our proxy statement relating to our 2019 Annual Meeting, has passed and shareholders can no longer submit shareholder proposals for the 2020 Annual Meeting.

If a shareholder wishes to submit a proposal to be considered for presentation at the 2021 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 27, 2020. If the 2020 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 6, 2020, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act”.

If a shareholder wishes to present a proposal at our 2021 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2021 Annual Meeting, the shareholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”), for the Annual Meeting determined in accordance with our Amended and Restated Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 7, 2021, and no earlier than February 5, 2021, which dates are the sixtieth (60th) day and the ninetieth (90th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our Directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

Directors are elected at the Company’s annual meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting. Cumulative voting is not permitted in the election of directors.

Directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee, meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee. If a nominee receives a plurality of the votes in favor of his or her election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. The Board does not have a formal diversity policy. With respect to individual candidates, the Board considers attributes including, but are not limited to, sound judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of an individual candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Accordingly, the Board and the Governance Committee of the Board consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Nominees to Serve as Directors

The following table sets for the nominees for election to the Board.

Name	Age	Position	Director Since
Robert B. Mercer	68	Director	2010
Terrence O. Moorehead	57	Director, Chief Executive Officer	2018
Richard D. Moss	62	Director	2018
Mary Beth Springer	55	Director	2013
Robert D. Straus	49	Director	2017
J. Christopher Teets	47	Director, Chairman	2015
Jeffrey D. Watkins	58	Director	2009
Lily Zou*	50	Director	2019

* Ms. Zou was appointed a member of the Board effective August 7, 2019.

No family relationship exists among any of our director nominees or executive officers. To our knowledge, there are no pending material legal proceedings in which any of our Directors or nominees for Director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Except as described below, to our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our Directors or nominees for Director during the past 10 years.

The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

Robert B. Mercer. Mr. Mercer has served on the Board since 2010, and currently serves on the Audit Committee and as Chairman of the Governance Committee. Mr. Mercer served as Vice President Dealer Operations for Mazda North America from 2007 to 2009, as Vice President, General Counsel and Secretary for Mazda North America from 2002 until 2007, and as Senior Vice President, Government and Industry Relations, and General Counsel and Secretary for Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards, and currently serves as Chairman of the Board of Chancellors of the Mountain Valley Chapter of the Juvenile Diabetes Research Foundation (JDRF), and is also Secretary, and a member of the Board of Directors of the Joseph James Morelli Legacy Foundation. Previously, he was a member of the Board of Visitors of Duke Health, and was President, and a member of the Board of Directors of both the Mountain Valley Chapter of JDRF, and the Orange County, California Chapter of JDRF. Mr. Mercer received his J.D. from University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. The Governance Committee nominated Mr. Mercer to the Board because of its belief that he brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Terrence O. Moorehead. Mr. Moorehead was appointed to the Board in 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry, most recently as Chief Executive Officer of Carlisle Etcetera LLC, from 2015 through 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead received his Masters of Business Administration in Marketing and Finance from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College. The Governance Committee nominated Mr. Moorehead to the Board because of its belief that he brings significant experience in Direct-to-Consumer, business transformation, and extensive leadership management skills in global consumer-oriented businesses, which strengthens the Board in key areas.

Richard D. Moss. Mr. Moss has served on the Board since May 2018, and currently serves on the Risk Management Committee and as Chairman of the Audit Committee. Mr. Moss served as Chief Financial Officer of Hanesbrands Inc., a leading Fortune 500 apparel company, from October 2011 until October 2017, after which he served in an advisory role at Hanesbrands until his retirement on December 31, 2017. Prior to his appointment as Chief Financial Officer, Mr. Moss led several key financial functions, including treasury and tax, at Hanesbrands from 2006 to 2011. From 2002 to 2005, Mr. Moss served as Vice President and Chief Financial Officer of Chattem Inc., a leading marketer and manufacturer of branded over-the-counter health-care products, toiletries and dietary supplements. Mr. Moss currently serves on the Board of Directors of

Winnebago Industries, Inc., a leading U.S. recreational vehicle manufacturer. Mr. Moss received a B.A. and an M.B.A from Brigham Young University. The Governance Committee nominated Mr. Moss to the Board because of its belief that he brings significant financial and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Mary Beth Springer.  Ms. Springer has served on the Board since 2013, and currently serves on the Governance Committee, the Strategy Committee and as the Chairperson of the Risk Management Committee. Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President of Marketing from 2000 to 2002. Ms. Springer currently serves as a director of Central Garden & Pet Company. Ms. Springer received her M.B.A. from Harvard Business School in 1990 and her A.B. from Bryn Mawr College in 1986. The Governance Committee nominated Ms. Springer to the Board due to her expertise and experience in the consumer products market, which the Governance Committee believes will further stimulate the Board’s collective operational and growth policies and initiatives.

Robert D. Straus. Mr. Straus has served on the Board since June 2017, and currently serves on the Governance committee and as the Chairperson of both the Compensation Committee and Strategy Committee. Mr. Straus is a Portfolio Manager at Wynnefield Capital Management, LLC, an investment management firm, since April 2015. Prior to joining Wynnefield Capital, Mr. Straus served as Managing Director or Senior Analyst at several investment banks over nearly 20 years, including Gilford Securities, MCF, ING Barings and Furman Selz. Mr. Straus currently serves as a director of S&W Seed Company (NASDAQ: SANW) since January 2018, a global agriculture company with its primary activities in alfalfa seed, hybrid sorghum and sunflower germplasm and stevia. Mr. Straus is a member of the Board of Directors of one private company, MK Acquisition LLC - an authentic mountain lifestyle apparel brand founded in Jackson Hole Wyoming - since May 2015; he also served on the Board of Directors of Hollender Sustainable Brands LLC - a female sexual wellness consumer brand with its headquarters in Burlington, VT and an office in New York, NY and B Lane, Inc. dba Fashion to Figure - a women’s apparel plus-size omnichannel retailer based in New York, NY. Mr. Straus received his B.S.B.A. from the University of Hartford and M.B.A. from Bentley College. The Governance Committee nominated Mr. Straus to the Board because of his extensive experience assessing capital allocation programs, evaluating business strategy and conducting in-depth due diligence, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

J. Christopher Teets. Mr. Teets has served on the Board since 2015, and as Chairman of the Board since January 2019. Mr. Teets currently serves on the Compensation and Strategy Committees. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment management firm, since February 2005. Before joining Red Mountain Capital, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs & Co. in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services Corp., Air Transport Services Group, Inc. and Yuma Energy, Inc. He previously served on the Boards of Directors of Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and a M.Sc. degree from the London School of Economics. The Governance Committee nominated Mr. Teets to the Board because of his extensive investment banking and board experience, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Jeffrey D. Watkins. Mr. Watkins has served on the Board since 2009, and currently serves on the Risk Management Committee and Compensation Committee. Mr. Watkins is currently President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins previously served as a Director of Annuity and Life Re, Ltd., from 2003 until 2009, and as a Director of Carreker Corporation from 2006 until 2007. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. The Governance Committee nominated Mr. Watkins to the Board because he possesses particular knowledge and experience in finance and capital structure, which strengthens the Board’s collective qualifications, skills and experience.

Lily Zou. Ms. Zou has served on the Board since August 2019, and currently serves on the Audit Committee and Compensation Committee. Ms. Zou currently serves as Chief Executive Officer of Fosun Pharma USA, Inc., a subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd. ("Fosun Pharma"), a position which she has held since 2017. Prior to joining Fosun Pharma, Ms. Zou served as Executive Director of Business Development and Licensing for Sandoz, Inc., a Novartis division focusing on biosimilars and generics from 2009 to 2017. Ms. Zou previously held various positions at Arqule, Inc., Coley Pharmaceutical Group, Inc., Bristol-Myers Squibb Medical Imaging and Wyeth Pharmaceuticals. Ms. Zou earned a Ph.D in Microbiology and Immunology from Cornell University, MBA from MIT Sloan School of Management and a Bachelor of Science degree from Beijing University. The Governance Committee believes Ms. Zou’s extensive experience enhances the

Board knowledge and skill in a key area. Ms. Zou is being nominated by the Governance Committee pursuant to an agreement between the Company and Fosun Pharma related to their Chinese joint venture.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

CORPORATE GOVERNANCE
Director Independence

The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Moorehead, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Ms. Zou’s affiliation with Fosun Pharma, one of our shareholders, Mr. Teets’ affiliation with Red Mountain Capital Partners LLC, one of our shareholders, Mr. Straus’ affiliation with Wynnefield Capital Management, LLC, one of our shareholders, and Mr. Watkins’ affiliation with Prescott Group Capital Management, LLC, one of our shareholders.
Board Committees
The Board of Directors has five standing committees: Audit Committee, Compensation Committee, Governance Committee, Risk Management Committee and Strategy Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Lehi, Utah 84043.

The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Governance Committee	Risk Management Committee	Strategy Committee
Robert B. Mercer	X		Chair
Richard D. Moss	Chair			X
Mary Beth Springer			X	Chair	X
Robert D. Straus		Chair	X		Chair
J. Christopher Teets		X			X
Jeffrey D. Watkins		X		X
Lily Zou	X	X

The Audit Committee.  The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Committee is responsible for the engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. All members of the Audit Committee are independent directors. Our Board of Directors has determined that Messrs. Robert B. Mercer and Richard D. Moss and Ms. Zou of our Audit Committee are audit committee financial experts, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Compensation Committee.  The Compensation Committee reviews compensation policies applicable to executive officers, certain key employees, and Board members, approves the compensation to be paid to executive officers and certain key employees (other than the Chief Executive Officer) and makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer and all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers’ compensation. The Compensation Committee makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed-upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company’s equity-based and other incentive compensation plans.  Under its Charter, all members of the Compensation Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least two Committee members shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or such successor provisions.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee has from time to time retained the services of Fredric W. Cook & Co., Inc. ("F.W. Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook has also provided advice from time to time to the Compensation Committee with respect to the compensation and benefits of the Board.

The Governance Committee.  The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Under its Charter, all members of the Governance Committee are required to meet the independence requirements of the NASDAQ Stock Market.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws. The Governance Committee did not receive any director nominations from shareholders of the Company for the 2020 Annual Meeting. There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board since our last disclosures regarding the Governance Committee's policies for considering shareholder nominees to the Board of Directors.

The Risk Management Committee. The Risk Management Committee assists the Company’s Board of Directors in fulfilling its oversight responsibilities regarding the Company’s risk management by overseeing the Company’s risk management infrastructure and framework. The purpose of the Risk Management Committee includes overseeing and reviewing the identification and assessment of risks that the Company faces based on the internal and external environment and overseeing and reviewing the Company’s risks related to legal and regulatory requirements, including, but not limited to, distributor compliance and direct selling best practices; employee compliance, such as code of conduct and other mandated trainings (including FCPA trainings); product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; FCPA compliance and best practices; data protection and privacy, cybersecurity, and IT governance compliance and best practices; and foreign operations compliance. Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. Each member of the Risk Management Committee is required to meet the independence requirements of the NASDAQ Stock Market and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least one member of the Committee shall be an "audit committee financial expert" as that term is defined by the SEC.

The Strategy Committee. The Strategy Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the development and implementation of the Company's long-term strategy, including oversight of the risks and opportunities relating to such strategy and of strategic decisions relating to material investments, acquisitions, divestitures, joint ventures and strategic partnerships by the Company.  The Strategy Committee consists of at least three directors, each of whom must meet the independence and experience requirements of the NASDAQ Stock Market and the rules and regulations of the SEC.
Board Structure and Risk Oversight

Leadership Structure of the Board

Mr. Teets serves as the Chairman of the Board. As our Chairman, Mr. Teets is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. All of our directors are independent under applicable NASDAQ corporate governance rules, except for Mr. Moorehead. The Board believes that our independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present.

We believe that the leadership structure of the Board is appropriate because it provides both unified and consistent leadership, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct selling business.

Board’s Role in the Oversight of Risk Management

The Board of Directors is primarily responsible for assessing risks associated with the Company’s business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company’s policies and procedures with respect to risk assessment and risk management relating to the Company's financial and accounting systems, accounting policies, investment strategies, compliance with mandates from the SEC and other government bodies that regulate the financial and securities industry, and other matters. Under the direction of the Audit Committee, the Company’s internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. The Risk Management Committee oversees and reviews the identification and assessment of risks that the Company faces based on the internal and external environment and overseeing and reviewing the Company’s risks related to legal and regulatory requirements, including, but not limited to, oversight of the Company's enterprise risk management program; distributor compliance and direct selling best practices; employee compliance, such as code of conduct and other mandated trainings; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; FCPA compliance and best practices; data protection and privacy, cybersecurity, and IT governance compliance and best practices; and foreign operations compliance. The Company has enabled a cybersecurity committee, which is an executive committee consisting of members from various corporate service groups of the Company, including human resources, operations, IT, finance and legal, which under the direction of the Risk Management Committee oversees the Company’s cybersecurity-related policies and initiatives and reports to the Risk Management Committee regularly. Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. In addition, under the direction of the Board and certain of its committees, the Company’s legal department assists in the oversight of corporate compliance activities. As discussed under “Risk Assessment of Compensation Programs,” the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. In addition, the Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Meetings in 2019

During 2019, our Board of Directors held 6 meetings and numerous informal informational sessions. Each member of the Board of Directors during 2019, attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year or the portion thereof following such person’s appointment to one or more of those committees.

During 2019, the Audit Committee held 5 meetings, the Compensation Committee held 5 meetings, the Governance Committee held 4 meetings, the Risk Management Committee held 4 meetings, and the Strategy Committee held 5 meetings. The committees also held numerous informal informational sessions during the year.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings, Directors are encouraged to attend such meetings and all Directors attended the 2019 Annual Meeting.

Communications with Directors

We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the Directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

Code of Ethics
Our Code of Conduct (the "Code") applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. A copy of the Code is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

Director Compensation
Equity Compensation. Each non-employee director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $50,000 (based on the closing selling price of our common stock on the grant date). In 2019, F.W. Cook provided benchmarking against peer companies and recommended a $15,000 increase in the annual equity grant, which the Board will take into account the next time it considers annual equity grants to non-employee directors. Such awards generally vest in 12 equal successive monthly installments, over a one-year period measured from the grant date, subject to continued Board service, and accelerate in full upon a change in control.
Cash Compensation. Each non-employee Board member receives an annual retainer of $50,000. The Chairman and Chairman Emeritus each receive an additional retainer of $25,000. In addition to the annual retainer, each member of the Audit Committee receives a retainer of $10,000, with the Chairperson receiving an additional $10,000; each member of the Compensation Committee receives a retainer of $7,500, with the Chairperson receiving an additional $7,500; each member of the Strategy Committee receives a retainer of $7,500, with the Chairperson receiving an additional $7,500; each member of the Governance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000; and each member of the Risk Management Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000. All annual retainers are pro-rated for any partial year of service.
The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during 2019. Mr. Moorehead, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Director Compensation for 2019

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($) (5)	All Other Compensation ($)(3)	Total ($)
Robert Jia (Hongfei) (4)	39,375	50,002	—	750	90,127
Kristine F. Hughes (6)	75,000	50,002	—	750	125,752
Robert B. Mercer	71,667	50,002	—	750	122,419
Richard D. Moss	73,333	50,002	—	750	124,085
Mary Beth Springer	72,500	50,002	—	750	123,252
Robert D. Straus	85,000	50,002	—	750	135,752
J. Christopher Teets	90,000	50,002	—	750	140,752
Jeffrey D. Watkins	62,500	50,002	—	750	113,252
Lily Zou (7)	28,125	—	86,000	750	114,875

(1) Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Chairman Retainer ($)	Chairman Emeritus Retainer ($)	Committee Member Retainer ($)	Total ($)
Robert Jia (Hongfei)	29,167	—	—	10,208	39,375
Kristine F. Hughes	50,000	—	25,000	—	75,000
Robert B. Mercer	50,000	—	—	21,667	71,667
Richard D. Moss	50,000	—	—	23,333	73,333
Mary Beth Springer	50,000	—	—	22,500	72,500
Robert D. Straus	50,000	—	—	35,000	85,000
J. Christopher Teets	50,000	25,000	—	15,000	90,000
Jeffrey D. Watkins	50,000	—	—	12,500	62,500
Lily Zou	20,833	—	—	7,292	28,125
(2) On May 8, 2019, the Board approved a grant of 5,214 RSUs for each non-executive director. The RSUs granted to directors vest in 12 monthly installments over a one-year period from the grant date subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.
(3) Amounts reported in the “All Other Compensation” column represent $750 worth of credits to purchase the Company’s products.
(4) The fees shown as being paid to Mr. Jia were paid directly to Fosun Pharma.
(5) The amounts reflected in this column represent the grant date fair value of such option award calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2019 Annual Report on Form 10-K filed with the SEC on March 11, 2020, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.
(6) Mrs. Kristine Hughes passed away on February 23, 2020.
(7) The fees shown as being paid to Ms. Zou were paid direclty to Fosun Pharma.
Expenses. Board members are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has retained Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2020. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the years ended December 31, 2019 and 2018, for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2019	2018
Audit Fees (1)	$1,060,686	$1,156,515
Tax Fees (2)	374,293	409,505
All Other Fees	—	—
Total Fees	$1,434,979	$1,566,022

(1)  Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the years ended December 31, 2019 and 2018, as well as other statutory audit-related fees for these periods.

(2) Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the years ended December 31, 2019 and 2018, related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

The Company reviews a schedule of audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm in a given year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by the Company’s independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee), during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2019, all of the aggregate amounts set forth above under the captions “Audit Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

In connection with the audited financial statements as of and for the year ended December 31, 2019, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required by the standards adopted by the Public Company Accounting Oversight Board (PCAOB) and the SEC, and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Submitted by:
Richard D. Moss, Chair
Robert B. Mercer
Lily Zou

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 26, 2020, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 26, 2020, there were 19,455,994 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)
No. 268 South Zhongshan Road
Shanghai 200010, P.R. China	2,854,607	14.7%
Red Mountain Capital Partners LLC (4)
10100 Santa Monica Blvd, Suite 925
Los Angeles, CA 90067	2,517,301	12.9%
Wynnefield Capital, Inc. (5)
450 Seventh Avenue, Suite 509
New York, New York 10123	2,388,431	12.3%
Prescott Group Capital Management, LLC (6)
1924 South Utica, Suite 1120
Tulsa, OK 74104	1,999,404	10.3%
Paradigm Capital Management, Inc. (7)
9 Elk Street
Albany, NY 12207	975,839	5.0%
Directors and Named Executive Officers
Jeffrey D. Watkins, Director (8)	2,060,809	10.6%
Kristine F. Hughes, Director (9)	641,646	3.3%
Lily Zou, Director (10)	25,000	*
Robert B. Mercer, Director (11)	62,803	*
Mary Beth Springer, Director (12)	54,304	*
J. Christopher Teets, Chairman of the Board (13)	46,330	*
Robert D. Straus, Director (14)	35,184	*
Richard D. Moss, Director (15)	29,779	*
Joseph W. Baty, Executive Vice President, Chief Financial Officer & Treasurer (16)	45,940	*
Terrence O. Moorehead, Chief Executive Officer (17)	46,099	*
Bryant J. Yates (18)	64,887	*
All Directors and Executive Officers as a group (11 persons) (19)	3,112,781	16%

* Less than 1 percent

(1)All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 26, 2020.
(2)Calculated based on 19,455,994 shares of our Common Stock outstanding on February 26, 2020, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)On August 25, 2014, pursuant to a Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock to Fosun Pharma. Based on Schedule 13F-HR filed with the SEC on February 2, 2018, Fosun Pharma has sole voting and dispositive power over 2,854,607 shares.
(4)Based on Schedule 13F-HR filed with the SEC on February 14, 2020 by Red Mountain Capital Partners LLC (“RMCP LLC”), includes shares held by Red Mountain Partners, L.P. (“RMP”) and 104,036 shares held by RMCP LLC. RMCP GP LLC (“RMCP GP”) is the general partner of RMP and RMCP LLC is the managing member of RMCP GP. Red Mountain Capital Management, Inc. (“RMCM”) is the managing member of RMCP LLC, and Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 2,407,801 shares held by RMP. Each of RMCM and Mr. Mesdag may be deemed to beneficially own, and have voting and dispositive power over, the 104,036 shares held by RMCP LLC. Each of RMCM and Mr. Mesdag, however, disclaims beneficial ownership of all of these shares.
(5)Based on Schedule 13F-HR filed with the SEC on February 14, 2020, and Schedule 13D filed with the SEC on June 12, 2017. Includes 2,184,329 shares beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own these shares. Messrs. Obus and Landes, however, disclaim any beneficial ownership of these shares.
(6)Based on Schedule 13F-HR filed with the SEC on February 7, 2020, and Schedule 13D/A filed with the SEC on August 28, 2014, includes 1,999,404 shares purchased by Prescott Group Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, L.L.C. (“Prescott Capital”) may be deemed to beneficially own these shares. As the principal of Prescott Capital, Mr. Phil Frohlich may also be deemed to beneficially own these shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.
(7)Based on Schedule 13F-HR filed with the SEC on February 5, 2020, Paradigm Capital Management, Inc. has sole voting and dispositive power over 975,839 shares.
(8)Includes 1,999,404 shares beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 6 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. Also includes vested awards for 15,866 shares of Common Stock within 60 days of February 26, 2020, and 45,539 shares of Common Stock held by Mr. Watkins directly.
(9)Includes (i) 74,062 shares that Ms. Hughes holds indirectly and (ii) 526,275 shares held by various family trusts, of which Ms. Hughes and her husband, Mr. Eugene L. Hughes, are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes 40,874 shares directly held by Mr. and Ms. Hughes, and 869 shares that will vest within 60 days of February 26, 2020, pursuant to an award of restricted stock units.
(10)Includes options exercisable for 25,000 shares.
(11)Includes options exercisable for 25,000 shares and vested awards for 15,866 shares of Common Stock within 60 days of February 26, 2020, and 21,937 shares that Mr. Mercer holds directly.
(12)Includes options exercisable for 25,000 shares and vested awards for 15,866 shares of Common Stock within 60 days of February 26, 2020, and 13,438 shares that Ms. Springer holds directly.
(13)Includes options exercisable for 25,000 shares and vested awards for 15,866 shares of Common Stock within 60 days of February 26, 2020 and 5,464 shares that Mr. Teets holds directly. Mr. Teets’ address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, California.
(14)Includes options exercisable for 25,000 shares and vested awards for 10,184 shares of Common Stock within 60 days of February 26, 2020.
(15)Includes options exercisable for 25,000 shares and vested awards for 4,779 shares of Common Stock within 60 days of February 26, 2020.
(16)Includes 45,940 shares that Mr. Baty holds directly.
(17)Includes 27,864 shares that Mr. Moorehead holds directly and vested awards for 18,235 shares of Common Stock with 60 days of February 26, 2020.
(18)Includes options exercisable for 43,500 shares of Common Stock within 60 days of February 26, 2020, and 21,387 shares that Mr. Yates holds directly.
(19)Includes exercisable options for 193,500 shares and vested awards for 117,378 shares of Common Stock within 60 days of February 26, 2020 and 2,801,903 shares that the directors and executive officers either hold directly or may be deemed to beneficially own.

EXECUTIVE OFFICERS
The Company’s executive officers, as of the date of this report, are as follows:

Name	Age	Position	Served in Position Since
Terrence O. Moorehead	57	President, Chief Executive Officer	2018
Joseph W. Baty	63	Executive Vice President, Chief Financial Officer and Treasurer	2016
Nathan G. Brower	40	Executive Vice President, General Counsel and Secretary	2017
Tracee Comstock	54	Vice President, Human Resources	2018
Daniel C. Norman	46	Executive Vice President, President, Asia	2019
Eddie Silcock	49	Executive Vice President, President, North America	2019
Bryant J. Yates	46	Executive Vice President, President, Europe	2019

Terrence O. Moorehead. Mr. Moorehead was appointed as the Company’s President, Chief Executive Officer effective October 1, 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry, most recently as Chief Executive Officer of Carlisle Etcetera LLC, from 2015 through 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead received his Masters of Business Administration in Marketing and Finance from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College.

Joseph W. Baty.  Mr. Baty was appointed as the Company's Executive Vice President, Chief Financial Officer and Treasurer on October 31, 2016. Before joining the Company, Mr. Baty served as Executive Vice President and Chief Financial Officer at Schiff Nutrition International Inc. ("Schiff"), a publicly-traded vitamins and nutritional supplements company, from 1999, until Schiff was acquired by Reckitt Benckiser Group PLC in December 2012. From 1997 until 1999, Mr. Baty was Senior Vice President, Finance at Schiff. Prior to 1997, Mr. Baty was a Certified Public Accountant and partner at KPMG, LLP. Mr. Baty received his B.S. in Accounting from the University of Utah in 1981.

Nathan G. Brower. Mr. Brower was appointed the Company’s Executive Vice President, General Counsel and Secretary in December 2017. Prior to his appointment as the Company’s Executive Vice President, General Counsel and Secretary, Mr. Brower served as the Company’s Senior Director, Legal Counsel from May 2015 to December 2017. He was previously Associate General Counsel at LifeVantage, Inc., a publicly-traded network marketing company, from July 2011 until May 2015. Prior to his time at LifeVantage, Mr. Brower was a securities and corporate attorney in private practice at a large multinational law firm. Mr. Brower received a Bachelor of Science degree in Economics from Weber State University and a Juris Doctor degree from the University of Idaho.

Tracee Comstock. Ms. Comstock has served as the Company's Vice President, Human Resources since January 2018. From September 2016 to November 2017, Ms. Comstock was Vice President of Human Resources at Younique, LLC, a leading online peer-to-peer social selling platform in makeup and skincare products. From May 2013 to September 2016, Ms. Comstock held senior human resources positions at Young Living Essential Oils, Weave and Sun Edison. She has also served as the President and as a member of the Board of Directors of Salt Lake SHRM, a human resources organization in Utah. Ms. Comstock received a Bachelor of Arts degree from Brigham Young University.

Daniel C. Norman. Mr. Norman serves as Executive Vice President, President Asia. Prior to this role, he served as President of Synergy Worldwide since September 2007.  Prior to serving as President at Synergy his roles included Vice President of Operations and Vice President of Information Systems.  Prior to joining Synergy, Mr. Norman served as a Senior Manager of European Operations at Tahitian Noni International from 1998 through September 2004.

Eddie Silcock. Mr. Silcock has served as Executive Vice President, President North America since April 2019. Prior to joining the company, he had served Chief Sales Officer for Perfectly Posh from March 2018 to March 2019 and Vice President, Global Sales at Young Living Essential Oils from April 2015 to October 2017. Eddie also held various positions with Avon Products Inc. from 1992 to April 2015, including Vice President, North American Sales.

Bryant J. Yates. Mr. Yates currently serves as Executive Vice President, President-Europe. Prior to this Mr. Yates has served as President-RCEE & Wholesale, Executive Director-International of Nature’s Sunshine, Director-International-Europe/Middle East and General Manager of Nature’s Sunshine Products of Russia, an affiliate of the Company. Mr. Yates has been employed by the Company since 1999.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2019, except that late reports were filed for each of Kristine Hughes, Terrence Moorehead and Lily Zou with respect to: two reports triggered by the sale of shares by Ms. Hughes; one report triggered by withholding of shares to pay the tax liability associated with the vesting of a prior grant of shares to Mr. Moorehead pursuant to his employment agreement; and one report triggered by granting of shares to Ms. Zou pursuant to her appointment as a director of the Company.

PROPOSAL THREE:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this proxy statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

  Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative in this proxy statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers. We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

In May 2017, shareholders voted to hold a "say on pay" vote annually. The next time a vote on the frequency of the say on pay vote will be at the 2023 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis discloses the programs and decisions surrounding the compensation of our named executive officers in 2019 ("NEOs"), who were:

Name	Position
Terrence O. Moorehead	Chief Executive Officer
Joseph W. Baty	Executive Vice President, Chief Financial Officer and Treasurer
Bryant J. Yates	Executive Vice President, President Europe

In this section, we explain how our Compensation Committee made decisions related to the compensation of our NEOs during 2019, and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. We also address any actions taken regarding executive compensation after the end of 2019 that could affect a fair understanding of our NEOs' compensation during 2019.

Executive Summary

Our compensation program is designed to reward our executives in a manner that supports a pay-for-performance philosophy, aligns with shareholder value creation, and maintains a level of compensation that allows us to attract and retain the best available executive team.
Our 2019 Performance
In 2019, we implemented a new global strategy, which focuses on strengthening our brand, improving field fundamentals, expanding digital capabilities, extending our manufacturing leadership, and improving organizational capabilities. Each of our strategic efforts is focused on accelerating growth, driving profitability and enhancing long-term shareholder value. Our 2019 performance may be summarized as follows:
•Our consolidated net sales decreased by 0.7% compared to 2018, to $362.2 million in 2019. The decrease related to declines in our Asia (-0.4%), North America (-4.2%), and Latin America and Other markets (-8.8%). Declines were partially offset by sales growth in our Europe market (11.0%). Measured in local currency, net sales were $368.8 million, rather than $362.2 million. We measure results using local currency and exclude the impact of foreign exchange rates when assessing our financial results for incentive compensation purposes because foreign exchange rates are viewed as outside the control of the executive team. For a description of how we translate foreign currency into local currency, please see our Annual Report on Form 10-K for the year ended December 31, 2019.

•Adjusted EBITDA improved to $31.2 million in 2019 from $17.6 million the prior year, an increase of 78%. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments.

Key 2019 Compensation Decisions
•In 2019, the Compensation Committee engaged the services of F.W. Cook to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry. In August 2019, F.W. Cook provided an Executive Compensation Report to the Compensation Committee (the “2019 Executive Compensation Report”).
•We continue to structure a substantial portion of the total direct compensation of our NEOs in the form of annual cash incentive awards and performance-based long-term stock-based compensation. The annual cash incentive is to focus on achieving near-term financial and operating goals, while the performance-based equity awards only reward fairly significant increases in stock price to align executives with growth in shareholder returns.

•The 2019 annual cash incentive award program was primarily based on the attainment of corporate revenue and adjusted EBITDA financial performance goals. A portion of Mr. Yates' annual cash incentive was based on the financial performance of our Europe segment, instead of being solely dependent on our corporate financial performance, in order to provide a direct link between his segment's operating results and his award.

•As a result of our financial and overall business performance against the pre-established goals, our NEO bonuses averaged 82.3% of target.

•2019 PRSU Grants. In 2019, each NEO was granted an award of PRSUs with substantially similar stock price goals as the PRSU Grants provided in 2018. The 2019 PRSUs vest in six equal installments upon achievement of six stock price goals that are achieved if within a three-year period after grant the 45-day volume-weighted average stock price of the Company’s common shares reach such stock price goals.

•RSU grants to NEOs are generally made each year and generally consist of 50% performance contingent under the PRSU grant described above and 50% time-based RSUs.

•Our executive officers are subject to stock ownership guidelines, including an ownership guideline of $1.0 million for our Chief Executive Officer, Mr. Moorehead. Our stock ownership guidelines require the NEOs, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one-year base salary.

Compensation Policy for Executive Officers.

We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

•attract and retain qualified executives who will help us meet our goals;

•reflect individual accomplishments and contributions to the Company, as well as overall Company performance;

•align each executive officer's interests with those of our shareholders; and

•support the long-term strategic plan with short- and long-term incentives.

The Compensation Committee seeks to achieve these objectives by:

•Establishing a compensation structure that is market-competitive, internally fair and highly dependent on short-term and long-term performance;

•Linking a substantial portion of compensation to our financial performance or stock price performance, with consideration given to individual contributions to that performance;

•Providing long-term equity-based incentives and encouraging direct share ownership by executive officers, as well as ownership guidelines that provide an incentive for officers to consider long-term value maintenance in addition to growth.

For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers varies with our performance and the market price of our common stock. The general objective is to balance equity compensation with short-term cash compensation, but there is no target compensation level that applies to all officers. The actual levels at which we may set compensation for a particular executive officer may vary based on our overall financial performance, a particular segment's performance, and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to our future growth. Also, actual compensation earned at the end of every performance period may be below target if performance is below our annual and multi-year performance goals.

Compensation for our NEOs at the start of 2019 was generally set no higher than the middle of the available market data to recognize the Company’s size and investments in future growth and this intended position was found to be accurate following review of the 2019 Executive Compensation Report.
Setting Executive Compensation

Major compensation decisions for each year, including base salary adjustments, the determination of target annual cash incentive opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. The principal factors the Compensation Committee considers for ongoing annual decisions when setting the compensation levels for the NEOs are as follows:

•Comparison of our performance against certain operating and qualitative goals identified in our operating and strategic plans;

•Comparative market data (reviewed from time to time);

•Our Chief Executive Officer's recommendations for the other NEOs;

•Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the NEOs other than himself; and

•Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

Impact of 2019 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation was held on May 8, 2019, after the Compensation Committee had approved the 2019 compensation of the NEOs. Of the votes cast on such proposal, 98.7 percent were in favor of the compensation of the NEOs, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in our proxy statement dated March 22, 2019. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to our compensation philosophies, policies and practices for the remainder of 2019 and has not made substantial changes in 2020. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to our executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes.

Role of External Advisor: In 2019, the Compensation Committee engaged the services of F.W. Cook to conduct an independent comprehensive benchmark study of our executive compensation practices against other comparable public companies in our industry. In August 2019, F.W. Cook provided the 2019 Executive Compensation Report.
Market Benchmarking: 2019 compensation decisions were made using peer data from F.W. Cook's study conducted in 2014. This data was updated in the 2019 Executive Compensation Report for 2020 compensation decisions and to provide after-the-fact context for 2019 decisions.
The 15 companies in the 2014 peer group are listed below:

Blyth	Nutraceutical
Boulder Brands	NutriSystem
Elizabeth Arden	Omega Protein
Inter Parfums	Perfumania Holdings
Inventure Foods	USANA Health Sciences
LifeVantage	Vitacost.com
Medifast	Vitamin Shoppe
Nu Skin Enterprises

In 2019, F.W. Cook updated its study with a peer group consisting of 15 publicly traded U.S. based specialty retail and personal product companies to perform new market comparisons of our executive compensation program and to prepare its 2019 Executive Compensation Report. The companies in the peer group were chosen in consultation with the Compensation Committee on the basis of objective industry classifications, annual revenue and market capitalization at the time of the 2019 Executive Compensation Report. Several of the peer group companies changed from the 2014 to the 2019 study due to, among other things, the duration between studies and acquisitions of some of the 2014 peer group companies. The Compensation Committee believes that all of the companies in the peer group represented reasonable competitors for executive talent and shareholder investment at the time of the study.

Duluth	Medifast
e.l.f. Beauty	MGP Ingredients
Farmer Brothers	Nu Skin
Inter Parfums	NutriSystem
Landec	PetMed Express
LifeVantage	USANA Health Sciences
Lifeway Foods	Vitamin Shoppe
Mannatech
Role of Management: Our Chief Executive Officer presents his recommendations for base salaries, annual cash incentive and equity grants for the NEOs to the Compensation Committee (other than for himself). These recommendations are generally based on an NEO's expected role in our strategic plan, our performance measured in terms of the sales revenue and adjusted EBITDA levels attained by the segment for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the NEO's performance against individual performance objectives, and the comparative analysis of our compensation practice to market for each such officer. The Compensation Committee discusses these recommendations with the Chief Executive Officer and makes the final determination on the base salaries, annual cash incentive and equity grants.
The Compensation Committee recommends to our Board of Directors the base salary, annual cash incentive target and equity for our Chief Executive Officer. The Board considers such recommendations in setting the Chief Executive Officer's compensation.
Elements of Compensation
Each NEO's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon overall Company or segment financial performance, and (iii) participation in long-term, stock-based incentive awards, in the form of RSUs and performance-contingent RSUs (PRSUs). In addition, the NEOs are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for NEOs (salary, annual cash incentive and equity) is designed to achieve one or more of our overall objectives in fashioning a competitive level of compensation, tying compensation to individual and company performance and establishing a meaningful and substantial link between each NEO's compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other NEOs. Instead, the mix of compensation for each NEO is based on a review of available data and a subjective analysis of that individual's performance and contribution to our financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

Base Salary. Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year.

As of January 1, 2019, the base salaries of the NEOs were as follows:

Name	Base Salary as of January 1, 2019 ($)
Terrence O. Moorehead	650,000
Joseph W. Baty	375,000
Bryant J. Yates	261,560

In May 2019, the Compensation Committee approved a 3.2% increase in the base salary of Mr. Yates to $270,000. The increase was based on the recommendation of the Chief Executive Officer and reflected increases in the scope of his job responsibilities associated with our realignment into geographic-focused operating business segments and competitiveness of his base salary. The CEO and other NEOs were not provided a 2019 salary increase.

The Compensation Committee reviewed the base salaries of our NEOs in March 2020. Based on the recommendation of the Chief Executive Officer, the 2019 Executive Compensation Report, the competitiveness of their current base salaries and our performance during 2019, each NEO was provided a salary increase for 2020. As a result, the base salaries of the NEOs following the March 2020 decision are:

Name	Base Salary ($)	Percentage Increase (%)
Terrence O. Moorehead	669,500	3%
Joseph W. Baty	382,500	2%
Bryant J. Yates	278,100	3%

Annual Cash Incentive.  The annual cash incentive program is designed to reward our NEOs for achieving or exceeding our annual goals.

For 2019, the Compensation Committee adopted an annual cash incentive program for the NEOs based primarily on the attainment of corporate financial performance goals with a small percentage based on the Compensation Committee’s evaluation of performance against individual objectives set early in the year. The Compensation Committee tied a portion of the annual cash incentive for Mr. Yates to the financial performance goals of our Europe segment instead of being solely dependent on our overall financial performance. In addition, the Compensation Committee retained the discretion to increase or decrease the annual cash incentive amount to be paid to any individual under the cash incentive plan by up to 10% of that person’s target, based on its subjective evaluation of general corporate and individual performance.

The 2019 target annual cash incentive award (as a percentage of base salary) for each NEO was as follows:

Name	Target Cash Incentive (as % of Base Salary)
Terrence O. Moorehead	100%
Joseph W. Baty	55%
Bryant J. Yates	50%

The portion of the annual cash incentive award based on corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the annual cash incentive award attributable to these financial goals. The maximum annual cash incentive award payable under the annual cash incentive program to any NEO is 175% of his or her target cash incentive award amount.

2019 Individual Performance Goals. For all NEOs, 10% of the annual cash incentive award potential was based on each NEO’s individual performance. In determining the cash incentive for each NEO, the Compensation Committee reviewed the NEO’s individual performance, as well as general corporate performance not otherwise captured in the financial performance goals. The Compensation Committee determined that our overall business performance warranted full bonus payouts on the basis of individual performance objectives for our NEOs.

2019 Corporate Performance Goals for Messrs. Moorehead and Baty. For Messrs. Moorehead and Baty, the remaining 90% of cash incentive award potential was based on corporate financial performance goals for 2019, which consisted of our corporate revenue and adjusted EBITDA, but excluding foreign currency exchange impact because the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement. Revenue was chosen as a metric to reward growth that is necessary to drive the multi-year performance objectives, while adjusted EBITDA was included to reward both revenue and profit growth, including control of expenses incurred in driving that growth, among other factors. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments.

The funding schedule for the portion of the annual cash incentive award based on our corporate financial performance was as follows, with the actual payout calculations based on linear interpolations of the funding slopes, rather than by the sample thresholds below:

Revenue (40% of target) (excluding foreign currency exchange impact)		Adjusted EBITDA (60% of target) (excluding foreign currency exchange impact)
2019 Revenue ($) (000)	Payout as % of Target	2019 Adjusted EBITDA ($) (000)	Payout as % of Target
≥ 409,395	200%	41,319	200%
406,895	173%	40,569	173%
404,395	153%	39,819	153%
401,895	137%	39,069	137%
399,395	126%	38,319	126%
396,895	117%	37,569	117%
394,395	111%	36,819	111%
391,895	106%	36,069	106%
389,395	103%	35,319	103%
387,727	101%	34,633	101%
386,058	100%	33,947	100%
376,407	60%	30,552	60%
366,755	25%	27,158	25%
< 366,755	—%	<27,158	—%

2019 annual cash incentive awards based on corporate performance were based on the following results:

Revenue (excluding foreign currency exchange impact)			Adjusted EBITDA (excluding foreign currency exchange impact)
2019 Revenue ($) (000)	% Target Achieved	Payout as % of Target	2019 Adjusted EBITDA ($) (000)	% Target Achieved	Payout as % of Target
368,818	96%	36%	35,652	101%	105%

Our corporate revenue for 2019, based upon budgeted exchange rates and excluding the impact of foreign currency exchange rates, was $368.8 million, resulting in a payout equal to 36% of target for the portion of the cash incentive award that is earned based on our corporate revenue. Our corporate pre-bonus Adjusted EBITDA for 2019, excluding the impact of foreign currency exchange rate, was $35.7 million, resulting in a payout equal to 105% of target for the portion of the cash incentive award earned based on our corporate Adjusted EBITDA.

2019 Corporate Performance Goals for Mr. Yates. For Mr. Yates, the remaining 90% of cash incentive award potential was based on 30% corporate financial performance goals, and 60% on the financial performance goals related to our Europe segment, and were based on that segment's revenue and adjusted EBITDA, among other adjustments, but excluding foreign currency exchange impact because the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement.

The funding schedule for the portion of Mr. Yates' annual cash incentive award based on Europe's financial performance was as follows, with the actual payout calculations based on linear interpolations of the funding slopes, rather than by the sample thresholds below:

Revenue for Europe (40% of target) (excluding foreign currency exchange impact)		Adjusted EBITDA for Europe (60% of target) (excluding foreign currency exchange impact)
2019 Revenue ($) (000)	Payout as % of Target	2019 Adjusted EBITDA ($) (000)	Payout as % of Target
≥ 67,198	200%	8,500	200%
66,073	175%	8,340	175%
65,073	156%	8,180	156%
64,073	141%	8,020	141%
63,073	129%	7,860	129%
62,073	119%	7,700	119%
61,073	112%	7,540	112%
60,073	106%	7,380	106%
59,073	102%	7,220	102%
58,173	101%	7,128	101%
57,273	100%	7,037	100%
55,841	60%	6,333	60%
54,409	25%	5,630	25%
<54,409	—%	<5630	—%

Mr. Yates' 2019 annual cash incentive awards based on corporate performance were based on the following results:

Revenue for Europe (excluding foreign currency exchange impact)			Adjusted EBITDA for Europe (excluding foreign currency exchange impact)
2019 Revenue ($) (000)	% Target Achieved	Payout as % of Target	2019 Adjusted EBITDA ($) (000)	% Target Achieved	Payout as % of Target
63,603	111%	135%	7,722	110%	120%

Europe's revenue for 2019, based upon budgeted exchange rates and excluding the impact of foreign currency exchange rates, was $63.6 million, resulting in a payout equal to 135% of target for the portion of the cash incentive award that is earned based on revenue. Europe's pre-bonus Adjusted EBITDA for 2019, excluding the impact of foreign currency exchange rate, was $7.7 million, resulting in a payout equal to 120% of target for the portion of the cash incentive award earned based on Adjusted EBITDA.

2019 Cash Incentive Awards. Applying the factors and methodology described above, the Compensation Committee awarded the following cash incentive awards to our NEOs:

Name	Percentage of Target	2019 Cash Incentive Award ($)
Terrence O. Moorehead	78%	$507,954
Joseph W. Baty	78%	$161,178
Bryant J. Yates	103%	$146,379

Long-Term Incentive Awards.
We provide long-term, stock-based incentive awards, in the form of RSUs, performance-contingent RSUs (PRSUs) and, in some cases, stock options pursuant to the Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”), and the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”).

2019 RSU Grants. The table below sets forth the grants of RSUs on January 3, 2019.

Restricted Stock Units
Subject to Time Based Vesting Conditions
Name	(1)
Terrence O. Moorehead	54,705 (2)
Joseph W. Baty	13,334
Bryant J. Yates	8,500

(1) The RSUs set forth in the column entitled "Subject to Time Based Vesting Conditions," vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

(2) Pursuant to the employment agreement entered into between the Company and Mr. Moorehead effective September 14, 2018, Mr. Moorehead was granted 54,705 time-based vesting RSUs (grant value of roughly $500,000), which began vesting in three equal installments on March 29, 2020. There are no other contractually guaranteed RSU grants going forward.

2019 PRSU Grants. In January and March 2019, the Compensation Committee approved grants of PRSUs to the NEOs, which were granted on January 1, 2019 to Mr. Baty and Mr. Yates and on March 6, 2019 to Mr. Moorehead. The NEO PRSUs vest in six equal installments upon achievement of the same six growth rate milestones under the 2018 PRSU awards, which are related to the 45-day volume-weighted average stock price of the Company’s common shares and must be obtained within a three-year performance period. Vesting in the six equal installments occurs at the following closing stock price milestones: $11.77; $14.48; $17.20; $19.91; $22.63; and $25.34. The table below sets forth the grants of PRSUs to the NEOs approved by the Compensation Committee. The Compensation Committee believes that performance-based equity rewards long-term decision making and value creation and aligns shareholder and management interests.

Name	Performance Based Restricted Stock Units
Terrence O. Moorehead	54,704 (1)
Joseph W. Baty	13,334
Bryant J. Yates	8,500

(1) Pursuant to the employment agreement entered into between the Company and Mr. Moorehead effective September 14, 2018, Mr. Moorehead was granted 54,704 PRSUs (grant value of roughly $500,000) on March 29, 2019.

Executive Officer Benefits and Perquisites. Perquisites are not a significant component of our executive compensation program.

We provide Mr. Moorehead the following benefits, which are not provided to the other NEOs: (i) a $1,500 per month car allowance; (ii) reimbursement of the cost of an annual executive physical examination; and (iii) $1,000,000 in additional term life insurance coverage above what we provide to similarly-situated employees.

Other Programs. Our executive officers, including our NEOs, are eligible to participate in our 401(k) employee savings plan, medical plans, non-qualified deferred compensation, and other benefit plans on the same basis as all other regular U.S. employees.

Stock Ownership Guideline. Each of the NEOs is subject to stock ownership guidelines. Under the stock ownership guidelines, our Chief Executive Officer is required to maintain ownership of capital stock or an equity position in the Company having an aggregate value in the minimum amount of $1.0 million. The stock ownership guidelines require the other NEOs, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one-year base salary. Such equity position may be met by accumulating such equity through the vesting of future grants of stock options and RSUs, in addition to shares of the Company’s capital stock currently owned, and the vesting of existing grants of stock options and RSUs. All NEOs currently satisfy the stock ownership guidelines.

Hedging. Our policy prohibits executives from entering into hedging transactions (such as put and call options), that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging their stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Employment Agreements. We have entered into employment agreements with each of our NEOs. We believe the employment agreements allow our NEOs to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Each employment agreement entitles the NEO to specific termination benefits if his or her employment is terminated under certain circumstances. A summary of the material terms of the employment agreements with each NEO, together with a quantification of the severance benefits payable under those agreements to each of the NEO named in the Summary Compensation Table may be found in the sections below entitled "Employment Agreements” and “Potential Payments upon Termination or Change in Control."

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), generally disallowed a tax deduction to public companies for compensation of more than $1.0 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest-paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if the Company met specified requirements set forth in the Internal Revenue Code and applicable Treasury Regulations. The TCJA retained the $1.0 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. “Covered employees” now also include any person who served as CEO or CFO at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1.0 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The compensation paid to our NEOs for 2019, did not exceed the $1.0 million threshold per officer, except for Mr. Moorehead. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that, particularly in light of the changes under the TCJA , it is possible that the compensation payable to our NEOs will exceed the $1.0 million limit under Section 162(m) in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our NEOs, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more NEOs with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the NEOs essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Notwithstanding the foregoing, the Compensation Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to enactment of the TCJA with respect to performance-based compensation in excess of $1.0 million payable under outstanding awards granted before November 2, 2017 (e.g., stock options and performance-based RSUs), in order for them to qualify for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the requirements for the transitional relief.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:
Robert D. Straus, Committee Chair
J. Christopher Teets
Jeffrey D. Watkins
Lily Zou

Compensation Committee Interlocks and Insider Participation

None of the directors who served on our Compensation Committee during 2019 was:
•A current or former officer or employee of our company;
•A participant during 2019 in a related-person transaction that is required to be disclosed; or
•An executive officer of another entity at which one of our executive officers served during 2019 on either the board of directors or the compensation committee, nor were any of our other directors an executive officer of another entity at which one of our executive officers served on the compensation committee.
Compensation Risk Assessment
Our compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash incentive awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, we do not believe that our use of any cash incentive awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.
In addition, we believe the stock ownership guidelines to which our NEOs, including our Chief Executive Officer, are subject, moderate the incentive to take excessive risk.
Executive Compensation
The following compensation tables, including the summary compensation table, provide compensation information of our NEOs for the years ended December 31, 2019, 2018 and 2017. Information for the years ended December 31, 2017 and December 31, 2018 is not provided if an NEO first became an NEO in the year ended December 31, 2018 or December 31, 2019.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan ($)(2)	Stock Option Awards ($)	Restricted Stock Unit Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Terrence O. Moorehead	2019	650,000	507,954	—	747,813	35,001	1,940,768
Chief Executive Officer	2018	162,500	167,375	—	1,705,591	473,268	2,508,734
	2017	—	—	—	—	—	—
Joseph W. Baty	2019	375,000	161,435	—	168,938	16,094	721,467
EVP, CFO & Treasurer	2018	375,000	212,738	—	393,560	11,990	986,800
	2017	375,000	—	—	474,250	15,744	864,944
Bryant J. Yates	2019	266,429	146,379	—	107,695	11,419	531,922
EVP, President Europe	2018	—	—	—	—	—	—
	2017	251,500	119,840	—	81,300	10,741	463,381

(1) Amounts for 2019 include amounts that were deferred from the executive salaries into the 401(k) plan in 2019, as follows: Mr. Moorehead-$25,000; Mr. Baty-$24,921; and Mr. Yates-$19,000.
(2) For a detailed discussion of payments made under the Company’s annual cash incentive program, see the section above entitled “Compensation Discussion and Analysis-Annual Cash Incentive.”
(3) Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2019 Annual Report on Form 10-K filed with the SEC on March 11, 2020, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The aggregate grant date fair value of the 2019 Performance-Based RSUs, assuming achievement of the maximum performance level, would be: Mr. Moorehead-$239,604; Mr. Baty-$58,399; and Mr. Yates-$37,230.
(4) “All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2019. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Miscellaneous Other ($)	Total ($)
Terrence O. Moorehead	9,800	6,451	18,750 (A)	35,001
Joseph W. Baty	9,800	5,544	750 (B)	16,094
Bryant J. Yates	9,800	869	750 (B)	11,419
(A) Includes $18,000 automobile allowance and $750 of product credit.
(B) Includes $750 of product credit.

Grants of Plan-Based Awards in 2019
The following table provides certain summary information concerning each grant of an award made to an NEO in 2019, under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Incentive Award Type (1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Terrence O. Moorehead	—	ACI	149,500	650,000	1,137,500	—	—	—	—	—
Terrence O. Moorehead	3/29/2019	PRSU (3)	—	—	—	9,117	54,704	—	—	239,604
Terrence O. Moorehead	3/29/2019	RSU (4)	—	—	—	—	—	—	54,705	508,209
Joseph W. Baty	0	ACI	47,438	206,250	340,313	—	—	—	—	—
Joseph W. Baty	1/2/2019	PRSU (5)	—	—	—	2,222	13,333	—	—	58,399
Joseph W. Baty	1/2/2019	RSU (6)	—	—	—	—	—	—	13,334	110,539
Bryant J. Yates	—	ACI	33,703	146,536	241,784	—	—	—	—	—
Bryant J. Yates	1/2/2019	PRSU (5)	—	—	—	1,417	8,500	—	—	37,230
Bryant J. Yates	1/2/2019	RSU (6)	—	—	—	—	—	—	8,500	70,465

(1)Award types are as follows:
ACI: Annual Cash Incentive Award
PRSU: Performance-Based RSUs
RSU: Time-Based RSUs

(2)The amounts reported in these columns reflect potential payouts for 2019 under the Company’s cash incentive plan if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all performance metrics were at goal performance levels. The amounts reported in the Max column reflect the maximum cash incentive award payable under the annual cash incentive program, which is 175% of his or her Target for any NEO.

(3)The PRSU grant vests 50% upon achievement and 50% one year after achievement of pre-determined share price targets for the Company’s stock over a rolling 45-day period commencing after March 29, 2019, provided the executive remains in employment with the Company through the end of the last day in which the target is achieved. The share price targets must be achieved on or before September 25, 2022.

(4)The RSU grant vests in three equal annual installments over each year of service measured from March 29, 2019, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(5)The PRSU grant vests upon achievement of pre-determined share price targets for the Company’s stock over a rolling 45-day period commencing after January 2, 2019, provided the executive remains in employment with the Company through the end of the last day in which the target is achieved. The share price targets must be achieved on or before January 2, 2022.

(6)The RSU grant vests in three equal annual installments over each year of service measured from January 2, 2019, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Year-End
The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of December 31, 2019.

Name	Number of Securities Underlying Unearned RSUs (#)	Number of Securities Underlying Unearned Options Exercisable (#)	Number of Securities Underlying Unearned Options Unexercisable (#)	Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Terrence O. Moorehead	110,498	—	—	—	—	—	(1)
	149,172	—	—	—	—	—	(2)
	54,705						(3)
	54,704						(4)
Total	332,246	—	—	—	—	—

Joseph W. Baty	5,834	—	—	—	—	—	(5)
	17,500	—	—	—	—	—	(6)
	6,667	—	—	—	—	—	(7)
	5,000	—	—	—	—	—	(8)
	5,000	—	—	—	—	—	(9)
	36,000	—	—	—	—	—	(10)
	13,334	—	—	—	—	—	(11)
	13,333	—	—	—	—	—	(12)
Total	102,668	—	—	—	—	—

Bryant J. Yates	—	15,000	—	—	11.52	3/1/2022	(13)
	—	13,500	—	—	11.98	3/5/2023	(14)
	—	15,000	—	—	13.88	2/11/2024	(15)
	10,000	—	—	—	—	—	(16)
	1,000	—	—	—	—	—	(17)
	3,000	—	—	—	—	—	(6)
	3,334	—	—	—	—	—	(7)
	2,500	—	—	—	—	—	(8)
	2,500	—	—	—	—	—	(9)
	34,000	—	—	—	—	—	(10)
	8,500	—	—	—	—	—	(11)
	8,500	—	—	—	—	—	(12)
Total	73,334	43,500	—	—	—	—
(1) RSUs vest in three equal annual installments over each year of service measured from September 25, 2018, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(2) RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets over a rolling 45-day period and must be achieved on or before September 25, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(3) RSUs vest in three equal annual installments over each year of service measured from March 29, 2019, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(4) RSUs vest based upon the achievement of Company stock price targets over a rolling 45-day period and must be achieved on or before March 29, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(5) RSUs vest in three equal annual installments over each year of service measured from January 1, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(6) RSUs vest based upon the achievement of between $500.0 million and $600.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2020. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(7) RSUs vest in three equal annual installments over each year of service measured from February 12, 2018, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(8) RSUs vest based upon the achievement of between $400.0 million and $450.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(9) RSUs vest based upon the achievement of between $32.0 million and $40.0 million Adjusted EBITDA over a rolling 4 quarter period and must be achieved on or before September 1, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(10) RSUs vest based upon the achievement of Company stock price targets of $11.77, $14.48, $17.20. $19.91, $22.63 and $25.34 price per share over a rolling 45-day period and must be achieved on or before December 5, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(11) RSUs vest in three equal annual installments over each year of service measured from January 2, 2019, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(12) RSUs vest based upon the achievement of Company stock price targets of $11.77, $14.48, $17.20. $19.91, $22.63 and $25.34 price per share over a rolling 45-day period and must be achieved on or before January 2, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(13) Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company.
(14) Option vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(15) Option vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(16) RSUs vest based upon the achievement of between $1.50, $2.50 and $3.50 earnings per shares over a rolling 4 quarter period and must be achieved on or before March 15, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(17) RSUs vest in three equal annual installments over each year of service measured from January 3, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

Option Exercises and Stock Vested
The following table sets forth information for the NEOs regarding the exercise of stock options and vesting of RSUs during the year ended December 31, 2019:

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Terrence O. Moorehead	—	—	36,833	368,698
Joseph W. Baty	—	—	20,833	185,889
Bryant J. Yates	—	—	3,833	31,142

Employment Agreements
We have employment agreements in place with each of our NEOs. Among other things, these employment agreements set the initial annual base salaries for each NEO, establish that each NEO is eligible to participate in our executive annual cash incentive program and set forth certain termination benefits in the event his or her employment with the Company is terminated. The termination benefits to which our NEOs would be entitled in the event of termination are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreements with our NEOs provide for a period during which he or she is subject to certain non-compete and non-solicitation covenants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The benefits and payments that our NEOs could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows.
Potential Payments upon Certain Termination Scenarios
Voluntary Termination and Termination for Cause
If the employment of any of our NEOs is voluntarily terminated or terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the NEO under his or her employment agreement, other than what has been accrued and vested in the benefit plans discussed above in this proxy statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.
Termination Without Cause
Under our employment agreements with our NEOs, in the event that his or her employment is terminated by the Company without “cause” or by the NEO for “good reason,” as those terms are defined in the employment agreements, the NEO would be entitled to the following benefits and payments:
•Payment of all accrued and unpaid base salary through the date of such termination;

•Monthly severance payments equal to one-twelfth of the NEO’s base salary as of the date of termination for a period equal to 12 months, except in the case of our Chief Executive Officer who would receive such severance payments for a period of 18 months; and

•Reimbursement for the cost the NEO incurs for continuation of his or her health insurance coverage under COBRA, and for his family members if he or she provided for their coverage during his or her employment, for a period of 12 months, except in the case of our Chief Executive Officer who would receive such reimbursement for a period of 18 months.
Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.
Except for Mr. Moorehead, a termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited. In the case of Mr. Moorehead, any unvested awards continue to vest for a period of 18 months after any termination without cause.
Termination Due to Death or Incapacity
If an NEO’s employment terminates due to death or incapacity, the employment agreements provide that such NEO would receive the same benefits and payments as if the employment had terminated without cause. Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.
A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.
Potential Payments upon Termination Following a Change in Control
Except in the case of the Chief Executive Officer, the employment agreements with the NEOs do not provide for additional payments or benefits if an NEO is terminated in connection with, or following, a change in control event. The Company’s employment agreement with its Chief Executive Officer provides that if his employment is terminated in connection with a change in control event the Company will pay him both (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the year in which such termination occurs.
The equity awards held by the NEOs at the time of a change in control event will vest in full if (i) such equity awards are not replaced with similar equity securities of the surviving entity, or (ii) such equity awards are replaced with similar equity securities of the surviving entity and the employment of the NEO is terminated without cause, or terminated by the NEO for good reason, within 24 months after the date of the change in control event.
Potential Payments Upon Termination
The following table shows potential payments to the NEOs, upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2019, and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment.

Name	Termination upon death or incapacity ($)		Termination without Cause ($)		Termination Following Change in Control
Terrence O. Moorehead
Base Salary Continuation	975,000		975,000		975,000
Continuation of Medical Insurance	18,000		18,000		18,000
Value of Accelerated Vesting(1)	2,863,961		474,686		2,863,961
Other Benefits	650,000	(2)	650,000	(2)	650,000	(2)
Total	4,506,961		1,641,300		4,506,961
Joseph W. Baty
Base Salary Continuation	375,000		375,000		—
Continuation of Medical Insurance	18,000		18,000		—
Value of Accelerated Vesting(1)	884,998		—		789,197
Total	1,277,998		393,000		789,197
Bryant J. Yates
Base Salary Continuation	270,000		270,000		—
Continuation of Medical Insurance	18,000		18,000		—
Value of Accelerated Vesting(1)	632,139		—		632,139
Total	920,139		298,000		546,058

(1)Represents the intrinsic value of accelerated vesting of all outstanding awards based on $8.62 closing price per share of Common Stock on December 31, 2019. Per Mr. Moorehead's employment agreement, if termination occurred without cause, all awards that would vest within 18 months of termination would continue to vest.

(2)Mr. Moorehead would be entitled to a pro-rata bonus based on the number of full or partial calendar months he remained employed during the year in which such termination occurs. Assuming the termination of his employment was effective on December 31, 2019, Mr. Moorehead would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target, or 100% of Mr. Moorehead’s base salary.

Equity Compensation Plans
The following table contains information regarding the Company’s equity compensation plans as of December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,111,180 (2)	4.98 (3)	1,342,505 (4)

(1)Consists of two plans:  The Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”), and the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”). The 2012 Incentive Plan was approved by our shareholders on August 1, 2012. An amendment to the 2012 Incentive Plan was approved by our shareholders on January 14, 2015, to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. The 2009 Incentive Plan was approved by our shareholders on November 6, 2009. The terms of these plans are summarized in Note 12 of the Notes to Consolidated Financial Statements set forth in the 2019 Annual Report on Form 10-K filed with the SEC on March 11, 2020.

(2)Consists of 290,094 stock options and 821,086 restricted stock units.
(3)  Excludes the impact of restricted stock units, which are exercised for no consideration.
(4)  Represents the number of shares available for future issuance under the 2012 Incentive Plan and the 2009 Incentive Plan.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds the lesser of (i) $120,000, or (ii) 1% of the average of the Company's total assets at year end for the last two completed fiscal years (the "Threshold"), and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Since the beginning of fiscal 2018, there have been no transactions, and there currently are no proposed transactions, in excess of the Threshold, between the Company (or one of our subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.
OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

It is important that your shares be represented and voted at the Annual Meeting. I urge you to vote as promptly as possible by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ NATHAN G. BROWER
Lehi, Utah	NATHAN G. BROWER
March 27, 2020	Executive Vice President, General Counsel and Secretary